Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of AN2 Therapeutics, Inc. of our report dated March 4, 2022, except for the effects of the forward stock split discussed in Note 2 to the financial statements, as to which the date is March 21, 2022 relating to the financial statements of AN2 Therapeutics, Inc. which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 21, 2022